Exhibit 99.1

Bion and BetterFedFoods to Form Strategic Alliance

January 23, 2023. New York, New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in the development of livestock waste treatment technology and premium sustainable beef, announced today that it has signed a letter of intent with BetterFedFoods, LLC, of Wamego, Kansas, to create a mutually beneficial strategic relationship between the companies.

BetterFedFoods (and its affiliate companies, NBO3 Technologies and H3 Enterprises) have made a significant equity investment in Bion. The companies will work together over the next 60 to 90 days to determine how to best leverage their individual strengths.

For the last decade, BetterFedFoods and NBO3 Technologies have developed animal health & welfare solutions associated with incorporating algae into livestock feeding systems. Their patented technology delivers Omega 3 EPA long chain fatty acids to the animal through its feed. Based on extensive academic research sponsored by BetterFedFoods, their product improves overall animal health and provides a higher feed-to-weight gain ratio and a higher carcass value due to better marbling, while reducing enteric methane emissions of livestock, along with other Climate Smart impacts. Moreover, balancing the animals Omega 6:3 ratio improves animal health by reducing joint inflammation, increasing stress tolerance, improving respiratory issues, and reducing heart disease – as it does for humans.

In recent years, BetterFedFoods has expanded its Climate-Smart Premiums Program focus to growing another strain of algae that enhances plant photosynthesis and increases microbial activity in the soil, both of which lead to healthier and higher yielding feed crops.

Todd Hansen, BetterFedFoods’ CEO, stated that “Bion and BetterFedFoods share a commitment to create premium sustainable beef that is better for the consumer. Aligning our goals makes perfect sense. We are excited to work together to maximize animal health and performance in Bion’s cattle feeding operations, as well as enhance the quality and health of the incoming animals.”

Bill O’Neill, Bion’s CEO, said “Animal health and welfare is important to Bion and our feeder partners. BetterFedFoods’ commitment to creating healthier feed, animals, and people is a perfect fit with our own vision. Today’s consumers increasingly want products that are sustainable, transparent, and ‘better for you’. Working with BetterFedFoods will help Bion and its partners check those consumer boxes.”

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About Bion: Bion’s patented third generation technology (Gen3Tech) was designed to largely mitigate the environmental impacts of large-scale livestock production, increase its resource efficiencies, and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously prevents pollution to air, water, and soil, while recovering high-value organic fertilizer coproducts and renewable energy that increase revenues. Bion’s Gen3Tech platform can create a pathway to true economic and environmental sustainability with ‘win-win’ benefits for a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘create’, ‘will’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott
SVP, Director of Communications
(406) 281-8178 direct